Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Members
Global Fax LLC:
We consent to the incorporation by reference in the registration statement (No. 333-130310) on Form S-8 of DealerTrack Holdings, Inc. of our report dated March 3, 2006, with respect to the consolidated balance sheet of Global Fax LLC as of December 31, 2005, and the related consolidated statements of income, members’ equity and comprehensive income, and cash flows for the year ended December 31, 2005, which report appears in the Form 8-K of DealerTrack Holdings, Inc. dated May 8, 2006.
/s/   KPMG LLP

Detroit, Michigan
May 5, 2006